UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 2, 2006
Date of Report (Date of earliest event reported)
BLACKBOARD INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-50784 (Commission File Number No.)	52-2081178 (IRS Employer Identification \ No.)
1899 L Street, N.W.
Washington, D.C. 20036
(Address of principal executive offices)
(202) 463-4860
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     See the disclosure under Item 5.02 below.
Item 2.02 Results of Operations and Financial Condition.
     On August 8, 2006, Blackboard Inc. issued a press release reporting its financial results for the quarter ended June 30, 2006. A copy of the press release is furnished hereto as Exhibit 99.1.
     The information contained in this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On August 2, 2006, Peter Repetti resigned as chief financial officer of the Company effective as of September 1, 2006. Subsequent to September 1, 2006, Mr. Repetti will remain available as an outside advisor to the Company at an hourly rate of $300 per hour.
     On August 2, 2006, Michael Beach was appointed as chief financial officer of the Company by the Board of Directors effective as of September 1, 2006. Initially, Mr. Beach’s salary will be $260,000 per year with a target bonus of 50% based on certain company financial goals, company strategic goals and individual goals. The company financial goals will be based on total revenues, pre-tax earnings and contract value plus non-ratable deferred revenue. The Board of Directors authorized a grant of 100,000 stock options to be issued on September 15, 2006 with an exercise price of the fair market value of the Company’s stock with a three-year vesting period. If the Company terminates Mr. Beach’s employment without Cause (as defined in Mr. Beach’s employment agreement) or Mr. Beach terminates his employment with Good Reason (as defined in Mr. Beach’s employment agreement), then the Company will be required to pay Mr. Beach one year’s base salary. The initial term of the employment agreement will be one year and the agreement will renew automatically for successive one-year terms unless either the Company or Mr. Beach provides notice of non-renewal within 30 days of the applicable renewal term.
Item 9.01 Financial Statements and Exhibits.
Exhibit 99.1 Press Release dated August 8, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBOARD INC.
(Registrant)

Dated: August 8, 2006	By:	/s/ Matthew Small

Matthew Small
General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated August 8, 2006